Exhibit 99.1

Contacts

Debra DiMaria

Chief Financial Officer

516-535-3681

debrad@proginet.com

Proginet Announces Second Quarter Results for Fiscal Year 2005

Revenues Increase by 12.2%

Garden City, N.Y.— February 23, 2005—Proginet [OTCBB: PRGF], developer of security software to enable the controlled integration of data across enterprises of all sizes, today announced the financial results for the second quarter of FY 2005 which ended January 31, 2005.

Total revenues for the three months ended January 31, 2005, increased by 12.2% amounting to $2,053,567, compared to total revenues of $1,830,420 for the equivalent period ending January 31, 2004. Software license revenues increased by 7.8%, amounting to $905,427, compared to $840,206 for the same period in fiscal 2004. Software maintenance fees and other increased by 6.0%, amounting to $1,047,472, compared to software maintenance fees and other of $987,862 in the prior year’s equivalent period. Professional services revenue increased dramatically to $100,668, for the three months ended January 31, 2005, compared to $2,352 for the quarter ending January 31, 2004. The Company reported a net loss of $111,067, for the three months ended January 31, 2005, compared to a net income of $191,057 for the equivalent period ending January 31, 2004.

On a year-to-date basis, Proginet had an increase of 28.9% in revenue, with revenues of $4,091,317 for the six months ended January 31, 2005, compared to revenues of $3,173,115 for the prior year six month period ending January 31, 2004. Additionally, Proginet reported net income of $87,903 for the six months ended January 31, 2005, compared to a net loss of $11,638 for the prior year six month period ending January 31, 2004.

“As previously reported, Proginet completed the asset purchase of Blockade Systems in early January 2005. As expected, the transaction has had an adverse impact on profitability for the quarter and the full impact on revenues will not be realized for one year, consistent with US GAAP revenue recognition and purchase accounting requirements,” said Kevin M. Kelly, President and CEO.

Investor Call

The Company will hold an informational investor conference call on Monday, February 28, 2005 at 4:30 p.m. EST to provide investor updates and answer questions. Please call (516) 535-3620 by 12 p.m. EST on Monday, February 28, 2005 to register for the conference call.

Wall Street Analyst Forum

President and CEO Kevin M. Kelly will be speaking at the 16th Annual Wall Street Analyst Forum on Tuesday, March 1, 2005 at 11:00am EST in New York City at The Roosevelt Hotel on Madison Avenue and 45th Street.  Attendance is limited to institutional investors ONLY — at NO cost.  Institutional investors wishing to register for the event may call (802) 253-7596 or visit www.analyst-conference.com.

	Financial Highlights
	Three months ended January 31,		Six months ended January 31,
	2005	2004	2005	2004
Software license revenue	$905,427	$840,206	$1,868,064	$1,199,979
Software maintenance fees and other	1,047,472	987,862	2,053,465	1,941,284
Professional services	100,668	2,352	169,788	31,852
Total revenues	2,053,567	1,830,420	4,091,317	3,173,115
Net income (loss)	(111,067)	191.057	87,903	(11,638)
Income (loss) per share	(.01)	.01	.01	.01
Cash flows from operations	150,091	395,913	652,111	388,171

	Quarter Ended January 31, 2005	Year Ended July 31, 2004
Cash and cash equivalents	$842,261	$1,130,443
Total assets	8,689,099	6,012,113
Total liabilities	3,345,331	1,845,259
Total stockholders’ equity	5,343,768	4,166,854

About Proginet Corporation

Proginet Corporation develops software to enable the controlled integration of data across enterprises of all sizes. Throughout its 20-year history, the company has earned a solid reputation for its multi-platform expertise and dedication to customer service. Its products, including CyberFusion®, SIFT and SecurPass®, support all major computing platforms, from PCs to mainframes. Proginet’s global customer base spans more than 27 countries and includes many Fortune 500 companies.

The company is headquartered in Garden City, N.Y., and is publicly traded under the symbol [OTCBB: PRGF]. For more information, visit www.proginet.com.

Disclaimer

This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as “expect,” “believe,” “may,” “will,” “plans” and “anticipate,” or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations. The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to Form 10-KSBs, Form 10-QSBs, and Form 8-Ks (www.sec.gov).